Exhibit 10-a-1
ROCKWELL COLLINS, INC.
LONG-TERM INCENTIVES PLAN
STOCK OPTION AGREEMENT

You have been granted stock options allowing you to purchase Stock under the Rockwell Collins, Inc. [2006 or 2015, as applicable] Long-Term Incentives Plan, as amended (the “Plan”). These terms and conditions, together with the letter to you from Robert K. Ortberg, dated [DATE], which states the number of options granted to you, constitutes the Stock Option Agreement (the “Agreement”).

The term “Options” refers to the Non-Qualified Stock Options awarded to you under this Agreement. Other capitalized terms that appear in this document that are not otherwise defined appear in Section 14 of this Agreement.

The grant of Options pursuant to this Agreement is not effective or enforceable until you properly acknowledge your acceptance of this Agreement by completing the electronic acceptance of this Agreement. Upon acceptance, the Agreement will be deemed effective as of the Grant Date. If you do not acknowledge your acceptance of this Agreement on or before [DATE ABOVE + 6 Months], the Options will be forfeited. If you reside outside the United States, the Company may require you to complete a written acceptance within this time period in lieu of an electronic acceptance.

SUMMARY OF OPTIONS

The following is a summary of the key terms of the Options. This summary is qualified in its entirety by the terms of this Agreement that follow.

Grant Date: [Date]

Exercise Price: The exercise price of the Options granted hereunder is $<<Grant_Price>> per Option

Vesting Schedule     1st anniversary of Grant Date - 1/3 of Options
2nd anniversary of Grant Date -Additional 1/3 of Options
3rd anniversary of Grant Date - Additional 1/3 of Options

Vesting and Exercise Rules:

Your Status	Condition	Last Date to Exercise Options
Active Employee		10th anniversary of Grant Date
Retiree (attained age 55) at time of termination	If retirement occurs prior to first anniversary of Grant Date	Options canceled on termination
	If retirement occurs on or after first anniversary of Grant Date	Earlier of 5th anniversary of retirement or 10th anniversary of Grant Date
Death		Options become fully vested and exercisable until earlier of 3rd anniversary of death or 10th anniversary of Grant Date
Qualifying Termination after Change in Control / Divestiture		Options become fully vested and exercisable until earlier of 3rd anniversary of termination or 10th anniversary of Grant Date
Termination for Cause		Options expire on termination
All other terminations		Options vested at termination may be exercised until earlier of 3 months after termination or 10th anniversary of Grant Date. Unvested options canceled.

1.    When Options Vest and Can Be Exercised

An Option is subject to forfetiture and may not be exercised until it has vested. Options may not be exercised after expiration. Subject to certain special rules outlined below, you must remain continuously and actively employed by the Company or a Subsidiary until the applicable date of vesting to exercise Options. The Options vest as follows:

•	As to one-third (rounded to the nearest whole number) of the Options on the first anniversary of the Grant Date,

•	As to an additional one-third (rounded to the nearest whole number) of the Options on the second anniversary of the Grant Date, and

•	As to the balance of the Options on the third anniversary of the Grant Date.

Subject to the terms of this Agreement, once an Option vests, it may be exercised until the tenth anniversary of the Grant Date. Options may be exercised in whole or in part (but only for a whole number of shares) and at one time or from time to time.

2.    Termination of Employment Rules

Death

(a)
If your employment by the Company or a Subsidiary terminates as a result of your death, then Options not then vested shall immediately vest on the date of your death and all outstanding Options shall remain exercisable (by any person who holds the Options as permitted by Section 5) and not expire until the earlier of (1) the third anniversary of your death and (2) the tenth anniversary of the Grant Date.

Other than Death

(b)	Set forth below are the rules that apply if your employment by the Company or a Subsidiary terminates other than by reason of death.

(i)	Before First Anniversary of Grant Date. If your termination date is before the first anniversary of the Grant Date, the Options shall expire on your termination;

(ii)	Cause. If your employment is terminated for Cause, the Options shall immediately expire (regardless if they were vested) upon your termination date;

(iii)
Retirement. If your employment terminates by reason of your Retirement on or after the first anniversary of the Grant Date, you (or any person who holds the Options as permitted by Section 5) may exercise Options that vested on or prior to the date of your Retirement and such Options shall not expire until the earlier of (1) the fifth anniversary of your Retirement date and (2) the tenth anniversary of the Grant Date. Options that were not vested prior to your Retirement shall continue to vest and become exercisable in accordance with the schedule outlined in Section 1 despite the fact that your employment terminated as a result of your Retirement. You (or any person who holds the Options as permitted by Section 5) may exercise Options that vest after your Retirement and such Options shall not expire until the earlier of (1) the fifth anniversary of your Retirement and (2) the tenth anniversary of the Grant Date; and

(iv)
Other Terminations If your employment terminates on or after the first anniversary of the Grant Date other than due to your death, termination for Cause or your Retirement, any Options that were not vested prior to your termination will immediately expire and you (or any person who holds the Options as permitted by Section 5 herein) may exercise the Options which were vested on your termination date and such Options shall not expire until the earlier of (1) three months after your termination date or (2) the tenth anniversary of the Grant Date.

(v)	Transfers A transfer of employment between the Company and a Subsidiary shall not constitute a termination of employment.

Special Rules After a Change of Control/Divestiture

(c)
Notwithstanding any other provision of this Agreement to the contrary, if your employment is terminated on or after a Change of Control (i) by the Company or a Subsidiary other than for Cause or (ii) by you for Good Reason, then Options not then vested shall immediately vest and all Options shall remain exercisable and not expire until the earlier of (1) the third anniversary of your termination and (2) the tenth anniversary of the Grant Date.

(d)
Notwithstanding any other provision of this Agreement to the contrary, if your principal employer is a Subsidiary, and your principal employer ceases to be a Subsidiary and your employment with the Company terminates as a result (the date of such cessation, is herein called the Divestiture Date), then following the Divestiture Date, Options not then vested shall immediately vest and all Options shall remain exercisable and not expire until the earlier of (1) the third anniversary of the Divestiture Date and (2) the tenth anniversary of the Grant Date.

(e)
Subject to protections that may apply upon the occurrence of a Change of Control as noted in the definitions of Cause and Good Reason, a termination of employment will be deemed to be the day that notice of termination is provided (whether by your employer for any reason or by you upon resignation).

3.    Exercise Procedure

To exercise Options, you must complete the transaction through our administrative agent’s website (currently www.netbenefits.fidelity.com) or call the toll free number provided to you (if you are an executive officer of the Company at the time of exercise of the Options you must call the toll free number to exercise Options and comply with any Company pre-clearance procedures), specifying the number of Options being exercised, together with payment of the full exercise price. You must deliver any documents associated with the exercise as the administrative agent may require. In no event may a fraction of a share be exercised or acquired. You must also pay any taxes or other amounts required to be withheld or otherwise due in connection with the exercise as provided in Section 4 of this Agreement. If full payment of the exercise price and any such tax or other amounts is not made, you (for yourself and on behalf of any other person who becomes entitled to exercise the Options) authorize the Company and your employer, in their discretion, to set off against salary payments or other amounts due to you (or the other person entitled to exercise the Options) any balance remaining unpaid.

From time to time, your ability to exercise Options which would otherwise be exercisable may also be restricted and Stock may not be issued, if in the reasonable good faith opinion of the Company’s General Counsel, this is necessary or advisable in order to ensure compliance with applicable laws, rules or regulations.

4.    Withholding

(a)
As a condition to the grant, vesting and exercise of the Options, the Company, your employer or the administrative agent shall have the right in whole or in part, to deduct from any payment to be made to you by the Company, your employer or the administrative agent an amount equal to the taxes, social contributions, and/or other charges required to be withheld or otherwise applicable by law with respect to the Options or Stock or to require you (or any other person entitled to the Options) to pay to it an amount sufficient to provide for any such taxes, social charges and/or other charges. You agree (for yourself and on behalf of any other person who becomes entitled to the Options or to the Stock) that if the Company, your employer or the administrative agent elects to require you (or such other person) to remit an amount sufficient to pay such taxes, social contributions, and/or other charges, you (or such other person) must remit that amount within three business days after such amount is due. If such payment is not made, the Company and your employer, in their discretion, shall have the same right of set-off as provided under Section 3 above.

(b)
You acknowledge and agree that you are solely responsible for any and all taxes, social contributions, and/ or other charges that may be assessed by any taxing authority in the United States or any other jurisdiction arising from or related to the Options or the Stock or dividends (if any), that such amounts may exceed the amount actually withheld by the Company, your employer or the administrative agent, and that neither the Company nor any affiliate is liable for any such assessments. You are solely responsible for all relevant documentation that may be required of you in relation to the Options, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting, or exercise of the Options, the holding or the subsequent sale of any Stock acquired on exercise, and the receipt of dividends. You acknowledge and agree that the Company makes no represenatations regarding the treatment of taxes, social contributions, or other charges and does not commit to and is under no obligation to structure the terms of the Plan or any award to reduce or eliminate your liability for any income taxes, social contributions, or other charges or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction, the Company, your employer, or the admininstrative agent may be required to withhold or account for such amounts in more than one jurisdiction. Consult a tax or financial advisor if you have any questions.

5.    Transferability; Nonassignability

You are not entitled to transfer the Options except by will or by the laws of descent and distribution.

6.	Acknowledgement and Waiver

By executing this Agreement, participating in the Plan and accepting the Options, you hereby agree and acknowledge that: (a) the Plan is discretionary in nature and that the Company can amend, cancel or terminate it at any time; (b) the grant of Options is voluntary and occasional and does not create any contractual or other right to receive future Options, or benefits in lieu of any Options even if Options have been granted repeatedly in the past; (c) all determinations with respect to any such future grants, including, but not limited to, the times when Options shall be granted, the exercise price, and the time or times when each Option shall vest and be exercisable, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Options is an extraordinary item of compensation, which is outside the scope of your employment contract, if any; (f) the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the Options cease upon termination of active employment for any reason except as may otherwise be explicitly provided in this Agreement and the Plan; (h) for purposes of the Options, the termination date shall be deemed effective as of the date that you are no longer actively employed regardless of any “garden leave” or other notice period that may be mandated contractualy or under applicable local law; furthermore, in the event of involuntary termination of employment, your right to vest in or exercise Options after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any reasonable notice period mandated under contract or local law, unless otherwise determined by the Company in its sole discretion; (i) the future value of Stock acquired upon exercise of Options, if any, is unknown and cannot be predicted with certainty; and neither the Company nor any affiliate is responsible for any foreign exchange fluctuation between your local currency and the United States Dollar (or the selection by the Company or any affiliates in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of the Options or any Stock acquired upon exercise of the Options (or the calculation of income or any taxes, social contributions, and/ or other charges thereunder), (j) any cross-border remittance made to exercise the Options or transfer proceeds received upon the sale of Stock acquired on exercise must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide such entity with certain information regarding the transaction, (k) the Options do not and are not intended to constitute or create a contract of employment and can in no event be understood or interpreted to mean that the Company or a Subsidiary is your employer or that you have an employment relationship with the Company or a Subsidiary or any right to continue in employment, if any, nor will the Options interfere in any way with the right of the Company or your employer to terminate such relationship at any time, subject to applicable law; and (l) no claim or entitlement to compensation or damages arises from the termination of the Options or reduction in value of the Options or any Stock acquired upon exercise and you irrevocably release the Company and your employer from any such claim that may arise.

7.	Data Privacy

By executing this Agreement, participating in the Plan and accepting the grant of Options, you hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of personal data by and among, as applicable, your employer, administrative agents, the Company and other Subsdiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that administrative agents, the Company, your employer and other Subsidiaries may hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other identification number, salary/compensation, nationality, job title, any stock or directorships held in the Company, details of all Options or any other entitlement to stock awarded, canceled, purchased or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). You further understand that Data may be transferred to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in your country of residence, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country of residence. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that withdrawing your consent may affect your ability to participate in the Plan.

8.    Headings

The section headings contained herein are solely for the purpose of reference and shall in no way affect the meaning or interpretation of this Agreement.

9.    Entire Agreement

This Agreement and the other terms applicable to Options embody the entire agreement and understanding between the Company and you with respect to the Options, and there are no representations, promises, covenants, agreements or understandings with respect to the Options other than those expressly set forth in this Agreement and the Plan. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, a copy of which is may be obtained from the office of the Secretary of the Company. In the event of a conflict between the Plan and this Agreement, the Plan will govern.

10.	Communications

The Company may, in its sole discretion, decide to deliver any documents related to the Options, future Options, the Stock, or any other Company-related documents by electronic means. By accepting this Option, whether electronically or otherwise, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. If you have been provided with a copy of this Agreement, the Plan, or any other relevant documentation in a language other than English, unless otherwise required by applicable law, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

11.    Applicable Laws and Regulations

This Agreement and the Company’s obligation to issue Stock upon exercise of Options shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A., without regard to the conflict of laws principles thereof. If one or more of the provisions herein shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan. For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted to the exclusive jurisdiction of state and federal courts located in the state of Delaware.

The Company shall not be required to deliver any Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. Furthermore, the Company reserves the right to impose other requirements on your participation in the Plan, on the Options, and on any Stock acquired under the Options, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you understand that the laws of the country in which you are resident at the time of grant, vesting, or exercise of the Options or the holding or disposition of Stock acquired upon exercise (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the issuance of Stock or may subject you to additional procedural or regulatory requirements for which you are solely responsible for and will have to independently fulfill in relation to the Options or the Stock acquired upon exercise of the Options. Such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”), which forms part of this Agreement. Notwithstanding any provision herein, the Options and any Stock acquired upon exercise shall be subject to such Addendum.

12.	Compensation Recovery Policy/Noncompetition and Nonsolicitation Agreement

If you are or subsequently become with respect to the Company an executive officer, a Senior Vice President, a Vice President & General Manager, a Vice President & Controller or another employee of the Company or a Subsidiary who becomes subject to the Policy (as defined below), your Options and any gains received upon exercise of your Options will be subject to the Company’s Compensation Recovery Policy, as amended from time to time, including, without limitation, any amendments required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”). If you are to become subject to the Policy, you will be notified by the Company’s Human Resources Department. If you have attained the level of Vice President (or above) with the Company and you have not previously entered into a Noncompetition and Nonsolicitiation Agreement with the Company (the “NCNS Agreement”), this grant of Options is contingent upon your agreement to be bound by the NCNS Agreement by returning a signed copy of the NCNS Agreement to the Company within the time period prescribed by the Company’s General Counsel.
13.    Successors

(a)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14.    Definitions

As used in these Stock Option Terms and Conditions, the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

(a)	Board: The Board of Directors of the Company, as it may be comprised from time to time.

(b)
Cause: (A) your willful and continued failure to perform substantially your duties with the Company or your employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by (x) the Board or the Chief Executive Officer of the Company if you are an executive officer or Senior Vice President of the Company or (y) the Senior Vice President of Human Resources if you are not an executive officer or Senior Vice President of the Company. Such notice shall specifically identify the manner in which you have not substantially performed your duties, or (B) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliates.

For purposes of this provision, no act or failure to act, on the part of you, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.

If you are an executive officer or Senior Vice President of the Company, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of an executive officer’s or Senior Vice President’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at the meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (A) or (B) above, and specifying the particulars thereof in detail.

(c)	Change of Control: shall have the same meaning as such term has in Section 10(a) of the Plan.

(d)	Committee: The Compensation Committee of the Board of Directors of the Company.

(e)	Company: Rockwell Collins, Inc., a Delaware corporation, and any successor thereto.

(f)
Good Reason: (i) the assignment to you of any duties inconsistent in any material respect with your most significant position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control, or any other action by the Company or your employer which results in a reduction in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or your employer promptly after receipt of notice thereof given by you; (ii) requiring you to be based at any office or location other than the location where you were employed immediately preceding the Change of Control unless any office or location is less than 35 miles from such location, or if the distance from the new location to your residence is less than the distance from the old location to the residence; (iii) any failure by the Company or your employer to maintain your compensation at a level consistent with that generally in effect prior to any Change of Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or your employer promptly after receipt of notice thereof given by you; (iv) any purported termination by the Company or your employer of your employment otherwise than as expressly permitted by this Agreement; or any failure by the Company to comply with and satisfy Section 13(b) of this Agreement. Any good faith determination of "Good Reason" made by you shall be conclusive.

(g)	Non-Qualified Stock Options: shall have the same meaning as such term has in Section 2(p) of the Plan.

(h)	Options: The stock options listed in the letter to you from Robert K. Ortberg as referenced in the opening paragraph of this Agreement. The Options are intended to be Non-Qualified Stock Options.

(i)	Plan: Rockwell Collins [2006 or 2015, as applicable] Long-Term Incentives Plan, as such Plan may be amended and in effect at the relevant time.

(j)	Retirement: Your termination of employment with the Company or a Subsidiary after you have attained age 55. A termination after you have attained age 55 for Cause does not qualify as a Retirement.

(k)	Stock: Stock shall have the same meaning as such term has in Section 2(dd) of the Plan.

(l)	Subsidiary: Subsidiary shall have the same meaning as such term has in Section 2(ee) of the Plan.

ROCKWELL COLLINS, INC.

By:
Robert J. Perna
Senior Vice President,
General Counsel and SEcretary